EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine	Media
Investor Relations	Dan Budwick
(914) 785-4742	BMC Communications
(212) 477-9007 ext.14

EMISPHERE TECHNOLOGIES ANNOUNCES 2004 THIRD QUARTER PRELIMINARY RESULTS

Tarrytown, NY – November 4, 2004 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced results for the third quarter ended September 30, 2004.  The Company also reviewed highlights of the quarter including progress in commercializing its proprietary eligen® drug delivery technology.

Emisphere reported a preliminary net loss of $9.5 million, or $0.51 per share, for the quarter ended September 30, 2004, as compared to a net loss of $14.3 million, or $0.79 per share for the quarter ended September 30, 2003. The foregoing net loss is preliminary and subject to an ongoing review by the Company and its auditors of the accounting treatment, which is non-cash in nature, of the Company’s employee stock purchase plans in the current and prior periods. That review is expected to be completed before the filing of the Company’s financial statements for the quarter ended September 30, 2004 to be submitted to the SEC on Form 10-Q.

Total operating expenses were $8.1 million for the 2004 third quarter, a decrease of $5.8 million, or 42%, compared to the same period last year.  Total operating expenses include research and development costs of $4.1 million, a decrease of $1.7 million or 29%, compared to last year’s third quarter. General and administrative expenses were $2.6 million, an increase of $0.3 million or 13% as compared to the same period last year, resulting primarily from increased legal fees associated with ongoing litigation with Eli Lilly and Company concerning parathyroid hormone.

Net cash used in operations for the quarter was $5.8 million compared to $6.1 million for the previous quarter. As of September 30, 2004, Emisphere held cash, cash equivalents and investments totaling $24.3 million, compared to $43 million at December 31, 2003.

Product Development Update for Third Quarter 2004

Human Growth Hormone

In September, Emisphere announced that it entered into a licensing agreement with Novartis Pharma AG to develop an oral formulation of recombinant human growth hormone (rhGH). Under the terms of the milestone-based agreement, Novartis may pay Emisphere up to $34 million during the course of product development, and a royalty increasing to double-digit rates based upon sales.  Including the initial payment, Emisphere could achieve milestone-based payments of up to $6 million over the course of the next year.

The companies formed the agreement following successful completion of pre-clinical feasibility studies for rhGH with Emisphere’s eligen® technology. Emisphere identified delivery agents that can deliver therapeutically sufficient levels of rhGH to the blood stream when administered orally. The lead carrier for rhGH has completed extensive formulation and preclinical safety studies.

This collaboration marks the second between the two companies. In 2000 Emisphere and Novartis entered into a license agreement for the development of oral salmon calcitonin for the treatment of osteoporosis.

Oral Salmon Calcitonin

During the third quarter, in the Journal of Bone and Mineral Research, Novartis published positive results of its 277-subject Phase II-a study with oral salmon calcitonin.  The results showed effective absorption of the drug within the body, marked inhibition of bone resorption with minimal alteration of formation and reproducibility of responses over three months.  The low dropout rate achieved in the study indicated that the drug was well-tolerated with no major safety concerns.  A second publication in this journal has been accepted for this product, supporting Novartis’ plans to initiate a second clinical development program for an osteoarthritis indication to run parallel with the program in osteoporosis.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere Technologies, Inc., commented, “We continue to make progress in our research and development efforts, both internally and in collaboration with our partners.  We have expanded our relationship with Novartis through our licensing deal for human growth hormone.  The positive Phase II results Novartis has published on oral salmon calcitonin indicate that this program will serve as a strong foundation to help move the human growth hormone program forward.  This expansion of our relationship with Novartis further demonstrates the performance of our eligen® drug delivery technology.”

Conference Call/Webcast Information

Emisphere will hold a teleconference to discuss its third quarter 2004 financial results on November 4, 2004 at 10:30 AM EST.  A replay of the teleconference will be made available for one week and will be accessible two hours following the end of the call.

The live conference call dial-in number is:	800-231-5571 (U.S./Canada)
973-582-2703 (international)

To access a replay of the call:	877-519-4471 (U.S./Canada)
973-341-3080 (international)
Conference ID: 5294923

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording please go to the investor relations portion of the Company’s website at www.emisphere.com/ir.asp. Please visit these sites at least five minutes prior to start time for instructions.

The eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers”.  These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. (Nasdaq:EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs.  Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs.  Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials.  Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

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For additional information, please visit Emisphere’s web site at www.emisphere.com.

EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three and nine months ended September 30, 2004 and 2003
(in thousands, except share and per share data)

Condensed Statements of Operations (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,

	2004	2003	2004	2003

Revenue	$33	$162	$180	$434

Costs and expenses:
Research and development	4,125	5,833	12,756	16,227
General and administrative expenses	2,641	2,282	7,999	7,627
Restructuring	—	—	—	(73)
Loss on impairment of long-lived assets	—	4,299	—	5,339
Loss (gain) on sale of fixed assets	1	(13)	1	53
Depreciation and amortization	1,343	1,511	3,793	4,590

Total costs and expenses	8,110	13,912	24,549	33,763

Operating loss(1)	(8,077)	(13,750)	(24,369)	(33,329)

Other (expense) and income:
Investment income and other	170	772	668	1,530
Interest expense	(1,557)	(1,337)	(4,459)	(3,826)

Total other (expense) and income	(1,387)	(565)	(3,791)	(2,296)
Net Loss(1)	$(9,464)	$(14,315)	$(28,160)	$(35,625)

Net loss per share, basic and diluted	$(0.51)	$(0.79)	$(1.53)	$(1.97)

Weighted average shares outstanding, basic and diluted	18,436,044	18,069,574	18,369,031	18,045,836

(1) The foregoing net loss is preliminary and subject to an ongoing review by the Company and its auditors of the accounting treatment of the Company’s employee stock purchase plans in the current and prior periods. That review is expected to be completed before the filing of the Company’s financial statements for the quarter ended September 30, 2004 to be submitted to the SEC on Form 10-Q.

Condensed Balance Sheets (Unaudited)

	September 30, 2004	December 31, 2003

Assets:
Cash, cash equivalents, and investments	$24,330	$43,008
Accounts receivable	1,047	326
Prepaid expenses and other current assets	860	1,098
Equipment and leasehold improvements, net	10,498	13,324
Land, building and equipment held for sale, net	3,589	3,618
Assets under capital lease	513	681
Purchased technology, net	2,333	2,512
Other assets	1,444	1,482

Total Assets	$44,614	$66,049

Liabilities and Stockholders’ Equity:
Current liabilities	$4,891	$3,371
Notes payable	42,766	38,345
Capital lease obligation - L/T	302	469
Deferred lease liability - L/T	760	1,057
Stockholders’ (deficit) equity(1)	(4,105)	22,807

Total liabilities and stockholders’ equity	$44,614	$66,049

(1) Stockholders’ (deficit) equity is preliminary and subject to an ongoing review by the Company and its auditors of the accounting treatment of the Company’s employee stock purchase plans in the current and prior periods. That review is expected to be completed before the filing of the Company’s financial statements for the quarter ended September 30, 2004 to be submitted to the SEC on Form 10-Q.

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